UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

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POTOMAC ELECTRIC POWER COMPANY      |          DOCKET NO. EC01-___000
                                    |
CONECTIV                            |

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                              JOINT APPLICATION OF
                   POTOMAC ELECTRIC POWER COMPANY AND CONECTIV
                         FOR AUTHORIZATION AND APPROVAL
                               TO MERGE FACILITIES


I.   INTRODUCTION

     Potomac Electric Power Company ("PEPCO"), on its own behalf and on behalf of its jurisdictional subsidiaries, and Conectiv, on behalf of its jurisdictional subsidiaries, submit this Joint Application under Section 203 of the Federal Power Act ("FPA") and Part 33 of the Commission's Regulations for authorization and approval to merge their facilities that are subject to this Commission's jurisdiction ("the Merger"). The Merger is consistent with the public interest and the ongoing reorganization and restructuring of the electric utility industry and will enhance the merging companies' ability to provide services to electricity consumers. The Merger will not create anticompetitive effects, impair the effectiveness of regulation or increase customer costs.

     Following the Merger, PEPCO, Delmarva Power & Light Company ("Delmarva") and Atlantic City Electric Company ("ACE"), the three public utility companies involved in the Merger that have retail distribution service territories, will continue to operate as separate corporate entities, each retaining its own service obligations and its own independent rate structure. Thus, the Merger will not disrupt existing customer relationships or result in any change in the rates presently charged to customers.

     The Applicants intend to consummate the Merger as soon as they receive all regulatory approvals, which they expect by no later than the first quarter of 2002. Therefore, the Applicants request the Commission's approval of the Merger without hearing as expeditiously as possible, and in no case later than the five-month time period contemplated by Order No. 642./1

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1 Revised Filing Requirements Under Part 33 of the Commission's Regulations,
Order No. 642, FERC Stats. & Regs. P. 31,111 at 31,874, 31876 (2000)("Order No.
642"), order on reh'g, 94 FERCP. 61,289 (2001) ("Order No. 642-A").
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     The Application includes the general information, exhibits and other materials in the manner and form and in the order indicated by Section 33 of the Commission's regulations (See "Information Submitted Under 18 C.F.R. ss. 33.2(a) through (i), Part VIII, at pp. 30-37). The Applicants' February 9, 2001 "Agreement and Plan of Merger" ("the Merger Agreement") is included in Exhibit I.

II.  THE APPLICANTS

     Conectiv, which is incorporated in Delaware and is a registered public utility holding company under the Public Utility Holding Company Act of 1935 ("PUHCA"), owns, directly or indirectly, all of the outstanding common stock of five public utility companies under Part II of the FPA: Delmarva, ACE, Conectiv Delmarva Generation, Inc. ("CDG"), Conectiv Atlantic Generation, LLC ("CAG"), and Conectiv Energy Supply, Inc. ("CESI"). Conectiv is also the parent of several other companies that are listed in Exhibit B-2.

     PEPCO, which is incorporated in the District of Columbia and Virginia, is a public utility under Part II of the FPA. PEPCO is the parent of PEPCO Holdings, Inc. ("PHI") and the indirect parent of PEPCO Energy Services, Inc. ("PESI") which in turn is the parent of Potomac Power Resources, Inc. ("Potomac Resources"). Both PESI and Potomac Resources are public utility companies under
Part II of the FPA. PEPCO's other subsidiaries, all of which are also owned through PHI, are listed in Exhibit B-1.

III. DESCRIPTION OF THE TRANSACTION

     The Merger is an acquisition by PEPCO of Conectiv for a combination of cash and common stock valued at the time of the Merger announcement at approximately $2.2 billion. To effectuate the Merger, a new holding company, now known as New RC, Inc. ("New RC") but to be renamed in the future, has been formed as a subsidiary of PEPCO. Two New RC subsidiaries, Merger Sub A and Merger Sub B, will be formed. Merger Sub A will be merged with PEPCO, which will be the surviving corporate entity of that merger. Merger Sub B will be merged with Conectiv, which will be the surviving corporate entity of that merger. PEPCO and Conectiv will then be subsidiaries of New RC, which will be a registered public utility holding company under PUHCA.

     Each share of PEPCO common stock will be converted automatically into the right to receive one share of New RC common stock. Resulting from its creation through an earlier merger involving Delmarva and ACE, Conectiv has two classes of common stock, "regular" and "Class A." Both classes of Conectiv common stock will be converted to cash or to shares of New RC common stock. The transaction is designed to be tax free to the extent a Conectiv shareholder receives New RC common stock, subject to proration and adjustment, rather than cash.

     The conversion of the Conectiv regular common stock will be implemented through the right to receive for each share of that stock either $25.00 in cash or New RC common stock in an amount determined by an exchange ratio calculated by dividing $25.00 by the average market price of PEPCO common stock over a specified period prior to the closing. All of the Conectiv Class A common stock will be converted to the right to receive $21.69 in cash or New RC common stock in an amount determined by an exchange ratio calculated by dividing $21.69 by the aforesaid PEPCO common stock price. The Merger Agreement establishes a "collar", i.e., an upper and lower limit to the level of the PEPCO common stock market price to be used in calculating the exchange ratios applicable, respectively, to the two classes of Conectiv common stock.

     Following the Merger, New RC will be the parent of the following first-tier subsidiaries: PEPCO, Conectiv, a service company, and possibly PHI, which will be either a first-tier subsidiary of New RC or a subsidiary of PEPCO. After the Merger is completed, Conectiv Resource Partners ("CRP"), which now serves as the service company to Conectiv, may be renamed and serve as the service company for New RC as a first-tier subsidiary. PHI (regardless of whether it is a first or second-tier subsidiary of New RC) and Conectiv will continue to be parents of their respective existing subsidiaries (except for CRP). Aside from the aforesaid PEPCO common stock and Conectiv common stock and Class A common stock, the Merger will not affect the outstanding securities of PEPCO, Conectiv and/or their respective existing subsidiaries. The full details of the transaction are contained in the Merger Agreement (Exhibit I). The accounting for the Merger is described in "Merger Accounting," Part VII, p. 29-30.

IV.  THE APPLICANTS' "PUBLIC UTILITY" OPERATIONS

     A.   POST-MERGER OPERATIONS; A POWER DELIVERY COMPANY

     Until relatively recently, ACE, Delmarva and PEPCO ("the Power Delivery companies") were vertically integrated utilities that owned and controlled electric generation, transmission and distribution facilities and provided requirements service over those facilities to customers under regulated rates. These three companies have already shifted the focus of their public utility operations to electric power delivery, which, following the Merger, will continue as a principal business activity. They will, in the aggregate, constitute the 19th largest electric distribution utility in the country with approximately 1.8 million customers. This size will give them the scale and opportunity to take greater advantage of technological and other developments in the evolving electric distribution business and, over the long term, provide their customers with better services at reasonable costs. The Power Delivery companies also own and have responsibility for their transmission facilities, although they have transferred day-to-day operational control over those facilities to the PJM Interconnection, L.L.C. ("PJM-ISO").

     New RC's core business activity will consist of the delivery of power generated and marketed by other companies to electricity customers connected to the Power Delivery companies' transmission and distribution systems. The Power Delivery companies also still have responsibility for the provision of default type service in their retail electric service areas. The Applicants will continue to be active in the merchant generation business and power marketing and trading through certain other Conectiv and PEPCO subsidiaries. Delmarva will continue to operate a local gas distribution company ("LDC") and provide LDC service to retail customers in the Wilmington, Delaware area.

     B.   PAST AND PENDING DIVESTITURES OF GENERATING FACILITIES

     The withdrawal of the Power Delivery companies from participation in the regulated generation business and the conversion of their retained generation to "merchant" status are being accomplished through a series of divestitures to unaffiliated and affiliated parties. PEPCO, which had owned more than 6,000 MW of generating capacity, on January 8, 2001, completed the divestiture of all but 806 MW of that generating capacity to Mirant Corporation and to subsidiaries of Allegheny Energy and Pennsylvania Power & Light Company./2 The retained capacity, the 256 MW Buzzard Point Station and the 550 MW Benning Road Station, was transferred to Potomac Resources. Both of those plants are oil-fired, are used almost exclusively for peaking purposes, and are located in the District of Columbia. As a result of those divestitures, PEPCO, through its affiliate Potomac Resources, now has ownership and control of only 806 MW of electric generating capacity.

     Delmarva and ACE originally owned over 4,400 MW of generating capacity as follows:/3

                                           Delmarva         ACE          Total
Originally Owned                             2,775.8       1,678.7       4,454.5
Divested and to be Divested Nuclear            331           383           714
Transferred to CDG & CAG                     1,374           502         1,866
To Be Sold To NRG                            1,080.8         793.7       1,874.5
-----------------                            -------       -------       -------
Balance                                       -0-             -0-           -0-

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2 See Potomac Electric Power Company, et al., 93 FERCP. 61,240 (December 12,
2000) authorizing the PEPCO divestitures.

3 Capacity volumes shown are based on summer ratings.
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Delmarva divested its nuclear capacity on December 29, 2000 to subsidiaries of
PECO Energy Company and PSEG Nuclear LLC./4 ACE has received Commission authorization/5 for its nuclear divestiture, which is still pending approval by the New Jersey Board of Public Utilities ("NJBPU") and the Securities and Exchange Commission ("SEC"). Delmarva and ACE have also received Commission approval for the divestiture of much of their fossil capacity to NRG Energy, Inc ("NRG")./6 That divestiture is also pending NJBPU rulings. Delmarva and ACE transferred 1,364 MW and 502 MW of generating capacity to CDG and CAG, respectively, on July 1, 2000./7 Delmarva has also transferred to CDG its ownership share of the Keystone and Conemaugh coal-fired generating plants,
126.8 MW, which is intended to be sold to NRG./8

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4 The Commission order permitting the nuclear divestitures is reported as
Atlantic City Electric Company, et. al., 90 FERCP. 61,268 (March 17, 2000).

5 Id.

6 The Commission order authorizing the fossil sale to NRG was issued in Conective and NRG Energy Inc., 92 FERC P. 61,031 (2000). However, those sales are also pending NJBPU action.

7 The Commission order permitting the transfer of the 1,866 MW to CDG and CAG was issued in Delmarva Power and Light Company, et al., 91 FERC P. 61,046 (April 13, 2000).

8 Delmarva Power and Light Company, et al., 91 FERCP. 62,118 (May 18, 2000).
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     When the ACE nuclear and ACE and Delmarva fossil divestitures are completed, Conectiv will own 1,364 MW of intermediate and peaking fossil generating capacity through CDG and 502 MW of similar generating capacity through CAG. Conectiv plans to construct new plants to augment its ownership of such capacity. By year-end 2002, a gas-fired combined-cycle plant will be completed with additional capacity of 550 MW at CDG's Hay Road generating site. Within the same time frame and subject to receipt of regulatory approvals, Conectiv will add another 354 MW of gas-fired generation at a yet to be determined site in PJM.

     C.   TRANSMISSION FACILITIES

     Delmarva, ACE and PEPCO, respectively, own transmission facilities located in the following states:

                  ACE             New Jersey
                                  Pennsylvania

                  Delmarva        Delaware
                                  Maryland
                                  Pennsylvania
                                  Virginia

                  PEPCO           District of Columbia
                                  Maryland
                                  Pennsylvania
                                  Virginia

The Pennsylvania transmission facilities were acquired by the three utilities in connection with their ownership of shares of generating facilities located in that state. Although Delmarva and PEPCO have divested that generation and although ACE will also divest that generation, the three companies will continue to be minority owners of those transmission facilities.

     ACE, Delmarva, and PEPCO were founding participants in the PJM-ISO, which directs the operation of their wholly-owned and minority-owned transmission facilities. The PJM-ISO is an Independent System Operator pursuant to the Commission's Order No. 888./9 The PJM-ISO's responsibilities include central planning and operation of its members' transmission systems, congestion management, and tariff administration. However, ACE, Delmarva and PEPCO continue to be responsible for the physical delivery of power over their systems. They are also responsible for the maintenance of their transmission systems and for financing and constructing system enhancements and enlargements, in coordination with the PJM-ISO.

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9 Promoting Wholesale Competition Through Open Access Non-Discriminatory
Transmission Services by Public Utilities; Recovery of Stranded Costs by Public Utilities and Transmitting Utilities, Order No. 888, FERC Stats. and Regs.P. 31,036, clarified, 76 FERCP. 61,009 and 76 FERCP. 61,347 (1996), order on reh'g,
Order No. 888-A, FERC Stats. & Regs., 048 (1997), order on reh'g, Order No. 888-B, 81 FERCP. 61,248 (1997), order on reh'g, Order No. 888-C, 82 FERCP.
61,046 (1998); aff'd in part & remanded in part sub nom. Transmission Access Policy Study Group v. FERC, 225 F.3d 667 (D.C. Cir. 2000), cert. granted, 121 S.Ct. 1185 (2001).
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     D.   CORPORATE STRUCTURE

     New RC, the future parent of PEPCO and Conectiv, will register as a holding company under PUHCA. Conectiv will become an intermediate holding company with ownership of the existing Conectiv subsidiaries except for CRP, which as noted above will become a first-tier subsidiary of New RC. PEPCO will become a direct subsidiary of New RC. PHI will become either a direct subsidiary of New RC or remain a subsidiary of PEPCO. In either case, PHI will continue as the parent of PESI and Potomac Resources and of all other existing PEPCO subsidiaries. The post-Merger corporate structure relevant to New RC's principal public utility subsidiaries (assuming PHI is a first-tier subsidiary) will be as follows:




                        [Corporate Structure Flow Chart]
















     No other changes in organizational structure are expected./10 Consequently, the relationship of each of Conectiv's subsidiaries to each other will be unaffected by the Merger (except for CRP). Similarly, the Merger will not affect the PHI subsidiaries' relationship to PHI. The functions of companies within the Conectiv and PEPCO corporate families will also not be affected. ACE, Delmarva and PEPCO will continue in the transmission and distribution businesses in those states in which they now operate. PESI will continue to own Potomac Resources and engage in energy marketing, particularly at the retail level. CESI will continue to market power and engage in energy trading. CDG, CAG and Potomac Resources will still own generating units, will still have no native load customers, and will still sell their electricity output at market-based rates. Conectiv Mid-Merit, Inc. ("CMM") will own companies who own generating assets and possibly may own generating assets directly. Conectiv, Conectiv Energy Holding Company ("CEH"), ACE REIT and PHI will be intermediate holding companies in the New RC system. In addition, Conectiv and PHI subsidiaries will continue to own partial interests in various cogeneration facilities that are "qualifying facilities" under the Public Utility Regulatory Policy Act ("PURPA").

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10 Exhibit C to this Application contains the Applicants' complete organizational charts.
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V.   THE COMMISSION'S APPROVAL OF THE MERGER IS CONSISTENT WITH THE PUBLIC
     INTEREST (18 C.F.R. ' 33.2(j))

     A.   INTRODUCTION - MERGER APPROVAL STANDARDS

     The Commission's approval of a proposed merger requires a finding that it "will be consistent with the public interest." 16 U.S.C.ss.824b. As stated in IES Industries, Inc., et al., 65 FERC 62,191 at 64,416 (1993) (footnote omitted):

          An applicant need not show that a positive benefit will result from a proposed merger or disposition of facilities in order to support a public interest finding. Rather, an applicant is required to make a full disclosure of all material facts and to show affirmatively that the disposition is consistent with the public interest.

This public interest finding thus requires a showing of consistency or compatibility with the public interest, not that the transaction furthers or is the only means of achieving the public interest./11 In its December 1996 Merger Policy Statement ("Policy Statement")/12 and in Order No. 642,/13 the Commission said that it would consider three elements in evaluating merger applications: the effects of the merger on competition, on regulation, and on rates. Based on those three criteria, the merger of PEPCO and Conectiv is clearly consistent with the public interest.

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11 Pacific Power & Light Co. v. FPC, 111 F.2d 1014, 1016 (9th Cir. 1940);
Northeast Utilities Service Co. v. FERC, 993 F.2d 937, 951 (1st Cir. 1993), quoted in Entergy Services, Inc. and Gulf States Utilities Co., 65 FERC P. 61,332 at 62,471 (1993). There is no requirement that applicants make a showing of a positive benefit of the merger. Entergy Services, Inc. and Gulf States Utilities Co., 62 FERCP. 61,073 at 61,370 (1993) (footnotes and citations omitted); Utah Power & Light Co., et al., 47 FERCP. 61,209 at 61,750 (1989), remanded on other grounds, Environmental Action, Inc. v. FERC, 939 F.2d 1057 (D.C. Cir. 1991).

12 Inquiry Concerning the Commission's Merger Policy Under the Federal Power
Act: Policy Statement, FERC Stats. & Regs.P. 31,044 (December 30, 1996), order on reconsideration, 79 FERCP. 61,321 (June 12, 1997).

13 Order No. 642, supra note 1, at 31,3872.
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     B.   EFFECT ON COMPETITION:

          i. INTRODUCTION AND TREATMENT OF CONECTIV'S PENDING GENERATING ASSET
SALES: This Merger will have no effect on competition at the generation level as demonstrated by the accompanying testimony and exhibits of Dr. Joe D. Pace, who evaluates the competitive impact of the Merger based on the analyses delineated in the Merger Policy Statement, Appendix A thereto, and Order No. 642 (Exh. PC-1, et seq.). Dr. Pace's findings are consistent with the reality that Conectiv and PEPCO are not business rivals of each other in the generation market. PEPCO has effectively exited the generation business and owns only 806 MW of generating capacity. Conectiv is greatly reducing its presence in that business. As noted above, the PEPCO remaining capacity is oil-fired and operates only during very limited hours of the year. Total PJM capacity (exclusive of imports) is forecast to be about 63,797 MW in 2002. Thus, the Merger will not result in a material increase in market concentration within PJM./14

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14 The Applicants own trivial amounts of non-PJM generating capacity, which is not relevant to Dr. Pace's market concentration analysis.
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     Conectiv will own no more than 5,080 MW of generating capacity in 2002 based on the assumption that the pending sales of ACE's nuclear facilities and the Delmarva and ACE fossil facilities do not take place. The Applicants do anticipate that those sales will be consummated during 2001, but they do not want approval of this Application to depend on, or to be delayed by, the regulatory process associated with the generating asset sales. Hence, they have prepared their market concentration analysis on two bases: the first assumes that Conectiv's post-Merger ownership of generating capacity will be 5,080 MW (the "no further divestiture" scenario); the second assumes that the nuclear and NRG sales are completed and that Conectiv's post-Merger ownership of generating capacity will be 2,878 MW (the "divestiture completed" scenario). Under either scenario, the market concentration analysis demonstrates that the Merger has no adverse competitive effect.

     Commission market concentration analysis calls for the aggregation of the market shares of affiliated companies. Accordingly, in this Part VB, unless the context otherwise requires, the terms "Conectiv" and "PEPCO" are intended to include their subsidiaries with generation and/or purchased power contracts in PJM.

          ii. MARKET CONCENTRATION: In evaluating the competitive effect of mergers, the Commission has adopted the Department of Justice/Federal Trade Commission Merger Guidelines ("Guidelines") as the framework for analyzing impact on competition by measuring changes in the degree of market concentration,/15 and it applies an analytic "screen" based on the Guidelines. See Appendix A of the Merger Policy Statement (P. 31,044 at 30,128, et seq.)./16 See also Order No. 642, supra, at 31,872-73. However, the need for an Appendix A analysis in connection with the Merger of PEPCO and Conectiv is borderline, at best, because a threshold determination can be made that the Merger will not have an adverse competitive effect. As stated in the Merger Policy Statement at 30,113,/17

          ...it will not be necessary for the merger applicants to perform the screen analysis or file the data needed for the screen analysis in cases where the merging firms do not have facilities or sell relevant products in common geographic markets. In these cases, the proposed merger will not have an adverse competitive impact (i.e., there can be no increase in the applicants' market power unless they are selling relevant products in the same geographic markets) so there is no need for a detailed data analysis.

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15 U.S. Department of Justice and Federal Trade Commission, Horizontal Merger
Guidelines, April 2, 1992, 57 Fed. Reg. 41,552 (1992).

16 See also the Commission's Notice of Proposed Rulemaking ("Filing Requirements NOPR") in Docket No. RM98-4-000 to establish specific filing requirements that are consistent with the Policy Statement. Revised Filing Requirements Under Part 33 of the Commission's Regulations, Notice of Proposed Rulemaking, FERC Statutes and Regulations, P. 32,528 at 33,360 (April 16, 1998) ("Filing Requirements NOPR").

17 See also Filing Requirements NOPR, P. 32,528 at 33,375; Duke Power Company and PanEnergy Corporation, 79 FERC P. 61,236 at 62,037-38 (May 28, 1997); PG&E Corporation and Valero Energy Corporation, 80 FERC P. 61,041 at 61,129-30 (July 16, 1997); San Diego Gas & Electric Company, et al., 81 FERC P. 61,410 at 62,862 (December 30, 1997); and Boston Edison Company, 82 FERC P. 61,311 at 62,236 (March 27, 1998).
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     Due to the fact that it owns only 806 MW of infrequently operated generating capacity with very high running costs, PEPCO's sales in the PJM market are extremely limited. Therefore, the Merger Policy Statement exception obviating the need for Appendix A analyses should apply to the Applicants. Furthermore, Order No. 642 excuses merging companies from the Appendix A requirement if their transactions in the same geographic markets are de minimis (18 CFR ss. 33.3(2)(i)). The Commission can readily determine without reference to Appendix A analysis and based on the merging companies' limited generation ownership and the additional facts set out below, that the Merger will not adversely affect competition.

          iii. PJM MEMBERSHIP AND COMPETITION WITHIN PJM: ACE, Delmarva and PEPCO were founding participants of the PJM-ISO, which is an Independent System Operator ("ISO") pursuant to the Commission's Order No. 888. The PJM-ISO has applied for Regional Transmission Organization ("RTO") status under Order No. 2000/18 and is responsible for (among other things) central planning and operation of the transmission system, congestion management, and administration of non-pancaked open access transmission rates providing transmission at single-system rates from any source anywhere within PJM to any destination market within PJM. The PJM-ISO oversees the largest competitive electricity market in North America and the world's third largest electric market served by a single control area.

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18 Regional Transmission Organizations, Order No. 2000, FERC Stats. & Regs.P.
31,089 (1999), order on reh'g, Order No. 2000-A,P. 31,092 (2000), review pending sub nom., Public Utility District No. 1 of Snohomish County, Washington v. FERC, Nos. 00-1174, et al. (D.C. Cir.). Unless the context otherwise requires, Order No. 2000 and Order No. 2000-A are herein collectively referred to as "Order No. 2000".
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     The Commission has found the PJM market to be workably competitive. See
Atlantic City Electric Company, et al., 86 FERCP. 61,248 at 61,902 (1999) (fn. omitted), in which the Commission granted market-based pricing authority throughout PJM for sales of energy and certain ancillary services and stated:

          We will approve the requests for market-based pricing authorization for sales of energy in the PJM PX and for sales of certain ancillary services. As discussed previously and below, Applicants' market analysis shows that in the vast majority of relevant markets examined, HHIs are below 1800 and market shares are near or below 20 percent, the traditional thresholds used by the Commission in market-based pricing cases. The PJM Market Analysis shows relatively higher market shares and concentration measures in only a limited number of markets. These are mainly in off peak periods, when lower demand levels will tend to keep prices low. On the other hand, during peak and super peak periods, when the existence of market power could result in very high prices, market shares and concentration levels are below the traditional thresholds.

The foregoing supports the determination that the basic market for analyzing the Merger is PJM and that the Merger will not enable the Applicants to exercise market power in that market. In particular, it is noted that PEPCO's two remaining generators, Buzzard Point and Benning Road, are oil-fired and are likely to operate, as stated in the Atlantic City order quoted immediately above, only "during peak and super peak periods [when PJM] market shares and concentration levels are below the traditional thresholds."

          iv. INABILITY TO WITHHOLD CAPACITY:

     (a) PEPCO controls no generating capacity other than the 806 MW that it now owns. PEPCO has entered into two transition power agreements ("TPAs") under which it meets its default service obligations in the District of Columbia and Maryland, respectively (see Exhibits PC-9 and PC-10). Through its subsidiary PESI, PEPCO has entered into a third agreement by which it has arranged the supply of electricity to the Southern Maryland Electric Cooperative ("SMECO"). Under that contract, the supplier has assumed a requirements obligation to meet all of PEPCO's service obligations to SMECO through whatever capacity resources the supplier owns or has under contract (see Exhibits PC-11 and PC-12). PEPCO receives through those contracts no capacity, energy or ancillary services other than required to meet the District of Columbia, Maryland, Pennsylvania and SMECO loads. This is requirements, load following type service in which the suppliers' sale to PEPCO and PEPCO's demand are in lock-step with each other; in other words, on a moment-to-moment basis, the load absorbs the entirety of the supply. As PEPCO's load increases, the supply increases and as PEPCO's load decreases the supply decreases. There is also no necessary correlation between the divested former PEPCO capacity and its suppliers' service obligations, which the suppliers meet from any resources available to them. Thus, PEPCO has no ability whatsoever to withhold the generating capacity used to serve its loads from the market (see generally, Exh. PC-1 at 5, 12-14)./19

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19 PEPCO's contracts with Mirant give it the annual right to review Mirant's capacity plan to confirm that Mirant has adequate capacity to serve PEPCO's load reliably. However, PEPCO has no control over the actual operation of the units selected by Mirant and Mirant is not obligated to serve PEPCO's load from the resources included in Mirant's annual reliability plan.
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     (b) Conectiv does purchase substantial amounts of power under conventional, non-requirements type long-term contracts and Dr. Pace has included that capacity in his Appendix A analysis. However, Conectiv has no "control" over most of those purchased capacity resources. In Order No. 642, the Commission indicated that it would not automatically assign long-term contracts (over a year in duration) to the purchaser in an Appendix A analysis, but rather would conduct an analysis to determine "[i]f the terms and conditions of purchase contracts do confer operational control over the generation resources to the purchaser..." (Order No. 642 at 31,888). Since Conectiv lacks operational control over most of its contractual capacity, the affected capacity should not be treated as part of Conectiv's market share in the Appendix A analysis.

     Dr. Pace's Exhibit PC-3 identifies each of Conectiv's purchases and shows that in the main they fall into two categories: (i) "must take" energy or (ii) installed capacity or "ICAP" (including PJM capacity credits purchased on an "unforced capacity" basis). Under a must-take contract, Conectiv must purchase whatever energy is produced by the supplier and cannot in any way control, affect or reduce the supplier's output. Unforced capacity and ICAP credits provide no associated energy. Thus, subject to PJM-ISO restrictions, the supplier is free to use the associated energy any way it chooses without any control by Conectiv./20 Two QF contracts are exceptions. Conectiv has a theoretical right to reduce the output under its Keystone Cogen contract by 160 MW and under its Chambers contract by 142 MW. Hence, Conectiv has "control" over only 302 MW of capacity out of purchases of 2,246 MW in the non-divestiture scenario and 2,688 MW in the divestiture scenario (Exhibits PC-1 at 16-18; PC-3 and PC-4).

     Eliminating from the Appendix A analysis the resources over which Conectiv has no control would shrivel Conectiv's market share under both the divestiture and the non-divestiture scenarios. As a consequence, even the low HHI results determined in Dr. Pace's conservatively prepared analysis heavily overstate the competitive effect of the Merger./21 Without the purchased capacity that Conectiv does not control, the Merger would have a virtually non-discernable impact on market concentration either in PJM as a whole or in any PJM sub-region.

--------
20 Conectiv also has no effective control for purposes of a capacity withholding strategy of a 387 MW contract with PECO, which has substantial minimum takes and must be scheduled one month in advance (Exh. PC-3 at 2).

21 Many of the Conectiv contracts included in Dr. Pace's analysis are near-term in character in that they expire within a year or less of the anticipated closing date of the Merger (Exh. PC-1 at 17).
--------


     (c) Conectiv also has no operating control over certain of its minority-owned resources, which are scheduled to be divested.

Owning Company            Plant                Capacity           % Ownership
--------------            -----                --------           -----------
ACE                       Peach Bottom            164   MW            7.51
ACE                       Salem                   167   MW            7.41
ACE                       Hope Creek               51   MW            5.00
CDG                       Keystone                 63.4 MW            3.70
CDG                       Conemaugh                63.4 MW            3.72
ACE                       Keystone                 41.3 MW            2.47
ACE                       Conemaugh                65.4 MW            3.83
                                               --------
   Total                                          616   MW

Given its minority ownership, representing over 12% of Conectiv's self-owned generating capacity in Dr. Pace's non-divestiture scenario, Conectiv cannot control, reduce or eliminate the output of those resources as part of a capacity withholding strategy or for any other reason. Thus, this minority-owned capacity cannot reasonably be viewed as adding to Conectiv's market share for purposes of an Appendix A analysis (Exh. PC-1 at 15-16).

     Moreover, Peach Bottom, Salem and Hope Creek are nuclear units, which the Commission has found do not lend themselves to capacity withholding strategies. Commonwealth Edison Co., et al., 91 FERC P. 61,036 at 61,133 (2000). Keystone and Conemaugh are mine mouth coal-fired units that are also base-loaded, and are not easily used to implement capacity withholding strategies. Thus, Conectiv's minority ownership of those units cannot in any way contribute to the exercise of monopoly power either by Conectiv pre-Merger or by Conectiv and PEPCO post-Merger.

     (d) Finally, Conectiv's power purchases are intended to help it meet its default service responsibilities, estimated at 6,080 MW in 2002, in the various jurisdictions in which it operates (Exh. PC-1 at 21). If Conectiv attempted to withhold the capacity needed to serve that default load, it would simply have to purchase replacement capacity at the prevailing PJM price. Thus, Conectiv lacks the ability to withhold this generating capacity profitably. In Entergy Power Marketing Corp. and Koch Energy Trading, Inc., 93 FERC P. 61,219 (2000), this Commission approved a proposed vertical business alliance, despite concentration in the applicants' markets, on the ground that the electric utility applicant could not profitably engage in a market foreclosure strategy. In addition, in Order No. 642, the Commission stated it would examine the treatment of native load obligations in the Appendix A analysis (Order No. 642 at 31,888). Given that Conectiv's power purchases are intended to help meet its native load obligations, the Commission can conclude without resort to an Appendix A analysis that the Merger involving PEPCO, which owns virtually no generation, and Conectiv, which has substantial generation over which it exercises no control and which it needs to serve its default load, has no anticompetitive effect.

          v. MARKET CONCENTRATION ANALYSIS: In light of the foregoing considerations, the Applicants view the chief purpose of Dr. Pace's analysis as to expedite and facilitate the Commission's consideration of the Merger. Dr. Pace's Appendix A analysis, which evaluates the Merger's competitive impact on the PJM market as a whole, and in the three PJM sub-regions, treats all of Conectiv's purchased capacity, as well as its minority-owned capacity, as part of Conectiv's market share. Those resources have also been included in Dr. Pace's non-divestiture analysis in order to present an analysis that tends to overstate concentration rather than an analysis that might be considered to understate concentration.

     In his study, Dr. Pace analyzed economy capacity, available economic capacity, uncommitted capacity and installed capacity, as well as ancillary services. He has examined all the relevant time periods in which the combination of the capacity of Conectiv and PEPCO could potentially result in an anticompetitive effect. He has conducted sensitivity studies and performed analyses for both the non-divestiture and divestiture scenarios. As noted above, Dr. Pace examined three distinct markets within PJM reflecting the presence from time to time of internal PJM transmission constraints and PJM as a whole. His analysis included both the summer 2002 period and the winter 2002-03 period (Exh. PC-1 at 26-31).

     Dr. Pace's analysis demonstrates conclusively that the Merger has no anticompetitive impacts. He determines that the various PJM markets are only moderately concentrated (i.e., the HHIs are less than 1800) and that the post-Merger HHI changes are less than 30 for all relevant product measures in all relevant time periods (Exh. PC-1 at 35-37)./22 Thus, all the HHI changes resulting from the Merger fall within the safe harbor levels of the Commission's Appendix A analysis. As a consequence, the Merger involving PEPCO and Conectiv has no adverse impact on competition and is clearly consistent with the public interest. Since the Merger also does not have adverse effects on ratepayers or regulation, its prompt approval by the Commission is warranted.

--------
22 Dr. Pace also evaluated the merger for vertical market power impacts. He concluded that there were no entry barriers to participation in the electric production markets (Exh. PC-1 at 37-39) and that the Applicants were incapable of exercising vertical market power (id. at 39-40).
--------


     C.   EFFECT ON REGULATION:

     Commission policy mandates that merger applicants waive their Ohio Power immunity out of concern, due to PUHCA, that a merger could result in a subordination of the Commission's regulatory authority over wholesale power sales to the SEC./23 In order to address this concern, the Applicants commit, as a condition of approval of the Merger, that for Commission ratemaking purposes, they will follow the Commission's policy regarding the treatment of the costs and revenues of inter-affiliate non-power transactions. This commitment eliminates the potential concern of the Commission regarding pre-emptive SEC jurisdiction under the Ohio Power holding. Thus, the Merger will not have the effect of reducing this Commission's jurisdiction over New RC's electric utility operating subsidiaries.

--------
23 Merger Policy Statement at 30,112, 30,124-25. See Ohio Power Co., 39 FERCP. 61,098 (1987), reh'g denied, 43 FERCP. 61,046 (1988) vacated sub nom., Ohio Power v. FERC, 880 F.2d 1400 (D.C. Cir. 1989), reh'g denied, 897 F.2d 540 (D.C.
Cir. 1989), remanded sub nom. Arcadia v. Ohio Power Co., 498 U.S. 73 (1990), on remand sub nom. Ohio Power Co. v. FERC, 954 F.2d 779, 782-786 (D.C. Cir. 1992), cert. denied sub nom. Arcadia v. Ohio Power Co., 506 U.S. 981 (1992) (hereinafter "Ohio Power").
--------


     Because the Conectiv electric utility operating subsidiaries and PEPCO and its subsidiaries will retain their separate corporate identities, the Merger will not result in the loss of jurisdiction over retail rates and terms and conditions of service for the states that regulate them. Thus, each of the states that currently regulates the retail rates of the Applicants or their subsidiaries will continue to regulate those rates after the Merger to the same extent as before.

     The Applicants believe that only four state commissions, Delaware, New Jersey, Pennsylvania and Virginia, have the statutory authority to approve or reject the Merger. Although the two remaining jurisdictions, the District of Columbia and Maryland, lack explicit merger approval authority, the Applicants are seeking their approval of the Merger. In addition, those two jurisdictions also have full authority to protect District of Columbia and Maryland retail customers from paying Merger costs in excess of Merger savings and to protect retail customers from any other effects of the Merger.

     In summary, the Merger does not reduce the regulatory authority of this Commission or of any state commission. The Applicants have made the requisite Ohio Power waiver. The state commissions have the authority to approve the Merger and/or they have the authority through their respective regulatory statutes to prescribe such rates and terms and conditions of service as may be necessary to fully protect the interests of the consumers residing within their respective jurisdictions.

     D.   EFFECTS ON RATES:

          i. INTRODUCTION AND SUMMARY: The Merger will have no material effect on the rates of wholesale and retail requirements or transmission customers. Subject to two minor exceptions, Delmarva's wholesale requirements customers are served under negotiated fixed-rate contracts. PEPCO (with the exception of a small amount of service provided to Virginia Electric and Power Company) and ACE have no wholesale requirements customers. PESI has served SMECO since January 1, 2001, and CESI will begin serving Berlin on June 1, 2001, each under recently negotiated arrangements, which reflect market prices rather than cost of service. The Merger also will not affect the Applicants' PJM-ISO transmission rates. The Applicants' retail rates are subject to state imposed retail rate freezes or rate caps. Thus, the Merger will also have no material effect on retail rates.

     In addition to the protections already available to their customers, the Applicants hereby commit to hold wholesale requirements and transmission customers harmless from the effects of the Merger by pledging not to charge those customers for any Merger costs that exceed Merger savings.

          ii. WHOLESALE REQUIREMENTS CUSTOMERS: Delmarva has nine wholesale requirements customers whose names, rate schedule numbers, billing demands and contract expiration dates are set out below:

--------- -------------------------------------------- ------------------- ------------------ ------------------------
Line No   Name of Company or Public Authority              FERC Rate            Average         Contract Expiration
                   (Footnote Affiliations)                Schedule or       Monthly Billing            Date
                                                         Tariff Number        Demand (MW)
                              (a)                             (b)                 (c)
--------- -------------------------------------------- ------------------- ------------------ ------------------------
       1  Newark, Delaware                                    104                 58                01/30/03
--------- -------------------------------------------- ------------------- ------------------ ------------------------
       2  New Castle, Delaware                                105                 10                01/30/03
--------- -------------------------------------------- ------------------- ------------------ ------------------------
       3  Middletown, Delaware                                 98                  8                01/30/04
--------- -------------------------------------------- ------------------- ------------------ ------------------------
       4  Clayton, Delaware                                    92                  2                01/30/04
--------- -------------------------------------------- ------------------- ------------------ ------------------------
       5  Lewes, Delaware                                     102                 13                01/30/03
--------- -------------------------------------------- ------------------- ------------------ ------------------------
       6  Milford, Delaware                                   103                 29                01/30/03
--------- -------------------------------------------- ------------------- ------------------ ------------------------
       7  Smyrna, Delaware                                     90                  9                01/30/04
--------- -------------------------------------------- ------------------- ------------------ ------------------------
       8  Seaford, Delaware                                    99                  7                01/30/03
--------- -------------------------------------------- ------------------- ------------------ ------------------------
       9  Berlin, Maryland                                     63                  3                05/31/01
--------- -------------------------------------------- ------------------- ------------------ ------------------------

     Of those nine customers, the first seven have fixed rate contracts without fuel adjustment clauses ("FAC"), and take all requirements service (except for a contract with the Delaware Municipal Electric Corporation ("DEMEC") enabling them to purchase a relatively small amount of power (in 2001, 24 MW in the aggregate), which is shared with Seaford). Due to the fixed rate nature of their contracts, these customers could not be charged merger-related costs. Two of the customers, Seaford and Berlin, are served under fixed rate partial requirements contracts, which include FACs. The Seaford FAC is limited to the recovery of fuel-related costs and could not recover Merger-related transaction and transition costs. Therefore, that customer is also shielded from the rate effects of the Merger. Finally, the Berlin contract is scheduled to be replaced on June 1, 2001, several months before the Merger is consummated, after which Berlin will purchase power from Delmarva's affiliate, CESI, at a contractually established market-based rate./24 Upon expiration of their existing contracts, all of these customers will be able to obtain power though the competitive electric supply market which has developed in PJM./25

--------
24 The CESI demand charge will be fixed. The energy charge may be reset monthly on a month-ahead basis with Berlin having the option of purchasing energy at the monthly fixed price or at the PJM LMP for its area.

25 Based on the fixed rate character of the Delmarva wholesale rates, and the Delmarva and ACE retail rates, the Commission has granted the Conectiv Companies a waiver of the Code of Conduct; see Delmarva Power & Light Co., et al., 94 FERC
P. 61,068 at 61,290-91 (2001).
--------


     PEPCO's affiliate, PESI, has provided SMECO with service since January 1, 2001, under a contract incorporating market-based prices. As noted above, PESI has entered into a back-to-back contract with a supplier pursuant to which the supplier provides all the electricity needed to satisfy PESI's obligation to SMECO. PEPCO provides a limited amount of wholesale requirements service, averaging about 2 MW, to Virginia Electric and Power Company for redelivery over a single, dedicated 13 kV feeder to that company's customer, a Washington Metropolitan Area Transit Authority subway station. The circumstances of that service did not prevent the Commission from granting PEPCO a waiver of the code of conduct requirements./26 ACE does not have any wholesale requirements customers.

--------
26 Potomac Electric Power Company, supra, 93 FERC at 61,781.
--------


          iii. TRANSMISSION RATES: Because ACE, Delmarva and PEPCO are members of PJM, all transmission service over their facilities is provided by the PJM-ISO, which is the transmission provider pursuant to the PJM-ISO's open-access transmission tariff. There are certain distribution utilities, in addition to the nine Delmarva requirements customers listed above, who are connected to the PJM grid through ACE, Delmarva or PEPCO transmission facilities. Each of these distribution utilities pays the PJM network transmission rate for the PJM rate zone in which it is located, either directly to PJM, or indirectly if its interconnection agreement specifies that it is to be treated as part of its connecting utility's load for PJM network transmission service purposes. These distribution utilities, including Berlin, which is also shown in the requirements table above because of the June 1, 2001 changeover in its service, are listed below:
                                                          FERC Service Agreement
Distribution Utility                Connecting Utility    or Rate Schedule No.
--------------------                ------------------    ----------------------

Berlin, Maryland                    Delmarva              PJM 562
Dover, Delaware                     Delmarva              Delmarva 126
Old Dominion Electric Cooperative   Delmarva              Delmarva 125
Easton, Maryland                    Delmarva              Delmarva 116
Vineland, New Jersey                ACE                   ACE 74

     The PEPCO, Delmarva and ACE transmission rates are administered under the PJM-ISO tariff, which authorizes the use of non-pancaked rates that permit the transmission of power from any source within PJM to any zone within PJM at the transmission rate of the zone into which power is delivered. Since the three companies are not contiguous to each other, they will not submit a single rate for transmission to their three zones./27 In addition, the Commission has already ordered the PJM-ISO to propose a means of consolidating all PJM-East rate zones by a date certain, and it is preferable to adjust the PEPCO, Delmarva and ACE zonal rates as part of that overall PJM process rather than to subject customers to two sets of disruptive adjustments (first as part of this Merger and then as part of the PJM consolidation). Thus, there is no need for the development of a single aggregate zonal rate for PEPCO, Delmarva and ACE at this time, and consequently, the Merger involving the three companies should have no effect on their transmission charges.

--------
27 See, e.g., WPS Resources Corp. and Upper Peninsula Energy Corp., 83 FERCP. 61,196 at 61,839-40 (1998); Cheyenne Light, Fuel and Power Co., Public Service Co. of Colorado and Southwestern Public Service Co., 78 FERC P. 61,268 at 62,144
(1997). The Commission's 1997 order involving the merger of Delmarva and ACE specifically allowed ACE and Delmarva to remain separate PJM zones (Atlantic City Electric Company and Delmarva Power & Light Company, 80 FERCP. 61,126 at 61,407-08 (1997).
--------


          iv. RETAIL RATES: PEPCO, Delmarva and ACE provide retail default service under price freezes or rate caps in the following jurisdictions:

                                                    Rate Freeze/
                                                    Rate Cap
          Utility         State                     Expiration
          -------         -----                     ----------
          ACE             New Jersey                08/03 (R, C & I)*

          Delmarva        Delaware                  10/02 (C & I); 10/03 (R)
                          Maryland                  07/03 (C & I); 07/04 (R)
                          Virginia                  01/04 (R, C & I)

          PEPCO           District of Columbia      02/05 (R, C) and 02/07 (RAD)
                          Maryland                  06/30/04 (R & C)

          -----------------
          * R = residential C & I = commercial and industrial RAD = low income residential

     Upon expiration of the rate freezes or caps, the retail electricity supply service in the foregoing jurisdictions will be subject to competition, and distribution delivery charges will be regulated by the applicable state commissions. Hence, the rates of the Applicants' retail customers cannot be affected by the Merger, except to the extent permitted by state regulatory commissions.

          v. HOLD HARMLESS: As noted above, the Applicants make a hold harmless commitment./28 Thus, in the unlikely event any Merger-related cost should seep through the barriers discussed above, the Applicants commit not to use that cost in developing rates or charges to wholesale or transmission customers unless the charge is offset by Merger-related savings./29

--------
28 The Applicants reserve the right to seek recovery of Merger costs that do not exceed Merger savings.

29 A similar retail commitment is not made because the Applicants' retail rates are subject to the jurisdiction of state agencies, which, as noted above, have full authority to protect customers within their respective jurisdictions from any adverse effects of the Merger.
--------


VI.  STATEMENT REGARDING OTHER REQUIRED FILINGS

     The Applicants will seek to have the following regulatory agencies approve the Merger:

     o    Delaware Public Service Commission;

     o    District of Columbia Public Service Commission;

     o    Maryland Public Service Commission;

     o    New Jersey Board of Public Utilities;

     o    Pennsylvania Public Utility Commission;

     o    Virginia State Corporation Commission;

     o    Securities and Exchange Commission;

     o Nuclear Regulatory Commission (assuming the merger is consummated before the sale of ACE's nuclear units is consummated); and

     o    Federal Communications Commission (for telecommunications services).

     A notification of the Merger will be made to the Federal Trade Commission and the Department of Justice and will be filed under the Hart-Scott-Rodino Act relating to any antitrust implications of the Merger.

VII. MERGER ACCOUNTING

     See Description of the Transaction, Part III, pages 3-5, for an explanation of the transaction by which PEPCO will acquire Conectiv and PEPCO and Conectiv will both become direct subsidiaries of a new holding company, New RC. PEPCO, Delmarva and ACE, the only New RC subsidiaries subject to the Commission's Uniform System of Accounts, will continue to maintain their accounts in accordance with the Uniform System of Accounts. By contrast, New RC, as a holding company not subject to FPA regulation, will not be required to do so. PEPCO's purchase of Conectiv will be recorded on the books of New RC. The use of the purchase method of accounting results in goodwill that will be recorded and amortized by New RC in consolidation. The holding company structure of the Merger allows assets recorded in the individual accounts of PEPCO, Delmarva and ACE to continue to remain the same as before the Merger. As a consequence, plant accounts of New RC's jurisdictional public utility subsidiaries will not be affected. Goodwill recorded by New RC will not be "pushed down" onto the books of PEPCO or Conectiv. The only anticipated accounting entries that either PEPCO, Delmarva or ACE will need to record will be reclassifications to reflect the change to no par value common stock. This will require PEPCO and Conectiv to make reclassifications between proprietary balance sheet accounts such as Account 201 (common stock issued), Account 209 (reduction in par or stated value of capital stock), as well as possibly Account 211 (miscellaneous paid-in capital).

VIII. INFORMATION SUBMITTED UNDER 18 CFRss.33.2(a) THROUGH (I)

     (a) The exact name of the applicants and their principal business addresses:

      Potomac Electric Power Company        Conectiv
      1900 Pennsylvania Avenue, N.W.        800 North King Street
      Washington, D.C. 20068                Post Office Box 231
      Wilmington, Delaware 19801

     (b) The names and addresses of the persons authorized to receive notices and communications regarding the application, including phone and fax numbers, and E-mail addresses:

     Kirk J. Emge, Esquire                  Peter F. Clark, Esquire
     Vice President, Legal Services         Vice President, General Counsel
     Potomac Electric Power Company            and Secretary
     1900 Pennsylvania Avenue, N.W.         CONECTIV
     Washington, DC  20068                  800 North King Street
     Telephone:  202/872-3252               Wilmington, Delaware  19801
     Fax:  202/872-3281                     Telephone:  302/429-3069
     E-mail:  kjemge@pepco.com              Fax:  302/429-3801
     E-mail: peter.clark@conectiv.com

     Allen C. Barringer, Esquire            Randall V. Griffin, Esquire
     Associate General Counsel              Assistant General Counsel
     Potomac Electric Power Company         Legal Department
     1900 Pennsylvania Avenue, N.W.         CONECTIV
     Room 814                               800 North King Street
     Washington, DC  20068                  Wilmington, Delaware  19801
     Telephone:  202/872-3489               Telephone:  302/429-3016
     Fax:  202/331-6767                     Fax:  302/429-3801
     E-mail: abarringer@pepco.com           E-mail: randall.griffin@conectiv.com

     Carmen L. Gentile, Esquire
     Peter K. Matt, Esquire
     Bruder, Gentile & Marcoux, L.L.P.
     1100 New York Avenue, N.W.
     Suite 510 East
     Washington, DC  20005-3934
     Telephone:  202/783-1350
     Fax:  202/737-9117; 347-2644
     E-mail:  clgentile@brudergentile.com
                pkmatt@brudergentile.com

     (c)  A description of the applicants, including:

          (1) All business activities of the applicant, including authorizations by charter or regulatory approval (to be identified as Exhibit A to the application):

     The Applicants' public utility operations are described in "The Applicants' 'Public Utility' Operations," Part IV, pages 5-11. PEPCO is a public utility under Part II of the FPA. Conectiv is a public utility holding company under PUHCA. Exhibit B identifies each of the Applicants' subsidiaries and describes their respective business activities.

          (2) A list of all energy subsidiaries and energy affiliates, percentage ownership interest in such subsidiaries and affiliates, and a description of the primary business in which each energy subsidiary and affiliate is engaged (to be identified as Exhibit B to the application):

     Exhibits B-1 and B-2 provide the referenced information for PEPCO and Conectiv, respectively, for both energy and non-energy subsidiaries and affiliates. Energy related subsidiaries are identified by asterisk.

          (3) Organizational charts depicting the applicant's current and proposed post-transaction corporate structures (including any pending authorized but not implemented changes) indicating all parent companies, energy subsidiaries and energy affiliates unless the applicant demonstrates that the proposed transaction does not affect the corporate structure of any party to the transaction (to be identified as Exhibit C to the application):

     The Merger does not affect the corporate structure of any party to the transaction except that New RC, a new PUHCA holding company, will become the direct parent of Conectiv, PEPCO, CRP, and possibly PHI, which will be either a first-tier subsidiary of New RC or a subsidiary of PEPCO, but in either case, would continue as the parent of the subsidiaries shown on Exhibit C-1. See "Description of the Transaction," Part III, pages 3-5, and "Corporate Structure," Part IVD, pp. 9-11.

     Exhibits C-1 and C-2 show the pre-Merger PEPCO and Conectiv organizational charts. The Merger will not change those organizational relationships except as indicated in Exhibit C-3, which shows on a post-Merger basis New RC and four first-tier subsidiaries, including PHI.

          (4) A description of all joint ventures, strategic alliances, tolling arrangements or other business arrangements, including transfers of operational control of transmission facilities to Commission approved Regional Transmission Organizations, both current, and planned to occur within a year from the date of filing, to which the applicant or its parent companies, energy subsidiaries, and energy affiliates is a party, unless the applicant demonstrates that the proposed transaction does not affect any of its business interests (to be identified as Exhibit D to the application):

         The Merger does not affect the Applicants' business interests, which remain the same both before and after the Merger. See Exhibits A through C. See also "Description of the Transaction," Part III, pp. 3-5; "Corporate Structure,"
Part IVD, pages 9-11. Nonetheless, Exhibit D-1 and D-2 list the Applicants' energy-related joint ventures, etc.

          (5) The identity of common officers or directors of parties to the proposed transaction (to be identified as Exhibit E to the application):

     The Applicants have no common officers or directors.

          (6) A description and location of wholesale power sales customers and unbundled transmission services customers served by the applicant or its parent companies, subsidiaries, affiliates and associate companies (to be identified as Exhibit F to the application):

     The Applicants' wholesale power sales customers and interconnection agreements with distribution utilities are shown in "Effects on Rates," Part VD, pages 23-28. Exhibit F repeats the foregoing information for wholesale power sales customers and distribution utilities and also lists the interconnection agreements with generators. The customers are located within PJM. The Applicants have no unbundled transmission customers since the PJM-ISO is the PJM transmission provider.

     (d) A description of jurisdictional facilities owned, operated, or controlled by the applicant or its parent companies, subsidiaries, affiliates, and associate companies (to be identified as Exhibit G to the application):

     The Applicants' jurisdictional facilities are described in Exhibit G. Exhibit G-1 lists the electric generators presently owned by PEPCO and Conectiv subsidiaries (before the ACE nuclear and the ACE and Delmarva NRG divestitures). Exhibit G-2 shows PEPCO, ACE and Delmarva transmission ownership by miles, and by voltage. Exhibits G-3, G-4, and G-5 contain backup transmission line and substation information for the three companies.

     (e) A narrative description of the proposed transaction for which Commission authorization is requested, including:

          (1)  The identity of all parties involved in the transaction;

     (1) The parties to the transaction are PEPCO, Conectiv and three new corporations New RC, Merger Sub A and Merger Sub B. See Description of the Transaction, Part III, pages 3-5.

          (2) All jurisdictional facilities and securities associated with or affected by the transaction (to be identified as Exhibit H to the application);

          (3) The consideration for the transaction; and

          (4) The effect of the transaction on such jurisdictional facilities and securities.

     (2)-(4) The jurisdictional facilities associated with the transaction are described in Exhibit G. There will be no change in the status of those facilities as a consequence of the transaction. The consideration underlying the transaction and the transaction's effects on the merging companies' common equity securities are described in the "Description of the Transaction," Part III, pages 3-5, and in "Merger Accounting," Part VII, pages 29-30. The Merger does not affect the Applicants' securities other than their common equity securities.

     (f) All contracts related to the proposed transaction together with copies of all other written instruments entered into or proposed to be entered into by the parties to the transaction (to be identified as Exhibit I to the application):

     The Merger Agreement is contained in Exhibit I.

     (g) A statement explaining the facts relied upon to demonstrate that the proposed transaction is consistent with the public interest. The applicant must include a general explanation of the effect of the transaction on competition, rates and regulation of the applicant by the Commission and state commissions with jurisdiction over any party to the transaction. The applicant should also file any other information it believes relevant to the Commission's consideration of the transaction. The applicant must supplement its application promptly to reflect in its analysis material changes that occur after the date a filing is made with the Commission, but before final Commission action. Such changes must be described and their effect on the analysis explained (to be identified as Exhibit J to the application):

     The Applicants' statement showing the consistency of their Merger with the public interest is shown under the heading "The Commission's Approval Of The Merger Is Consistent With The Public Interest (18 C.F.R. ss. 33.2(j))," Part V, pages 11-28. Any material changes to the Merger will be filed as Exhibit J if and when such changes are made.

     (h) If the proposed transaction involves physical property of any party, the applicant must provide a general or key map showing in different colors the properties of each party to the transaction (to be identified as Exhibit K to the application):

     Maps showing the PEPCO, Delmarva and ACE physical public utility properties are contained in Exhibit K-1 and K-2.

     (i) If the applicant is required to obtain licenses, orders, or other approvals from other regulatory bodies in connection with the proposed transaction, the applicant must identify the regulatory bodies and indicate the status of other regulatory actions, and provide a copy of each order of those regulatory bodies that relates to the proposed transaction (to be identified as Exhibit L to the application). If the regulatory bodies issue orders pertaining to the proposed transaction after the date of filing with the Commission, and before the date of final Commission action, the applicant must supplement its Commission application promptly with a copy of these orders.

     The following state and federal regulatory bodies are expected to issue orders in connection with the transaction:

               Delaware Public Service Commission
               District of Columbia Public Service Commission
               Pennsylvania Public Utility Commission
               Maryland Public Service Commission
               New Jersey Board of Public Utilities
               Virginia State Corporation Commission
               Federal Communications Commission
               Nuclear Regulatory Commission, and /30
               Securities and Exchange Commission

In addition, a Hart-Scott-Rodino notice is being filed with the Federal Trade Commission and the Department of Justice.

--------
30 NRC approval would be required only if the merger closes before the ACE divestiture of its nuclear facilities closes.
--------


     Filings have been or will shortly be made in Delaware, the District of Columbia, Maryland, New Jersey and Virginia. Specific dates for the Pennsylvania and federal filings, other than the filing with this Commission, have not yet been determined. Any regulatory orders will be submitted to the Commission as part of Exhibit L to the transaction.

IX.  PROCEDURAL MATTERS

     A.   REQUEST FOR APPROVAL WITHOUT HEARING

     The Applicants request that the Commission approve the Merger without hearing on the basis of the considerations and circumstances set forth above and because, as shown above, the Merger will not have adverse effects on competition, rates or regulation.

     B.   SERVICE

     The Applicants, by overnight mail, have served a copy of this Application, including all attached materials, on the six state regulatory agencies with jurisdiction over their electric utility operating subsidiaries, on all transmission dependent utilities located within the transmission service areas of those subsidiaries, on the subsidiaries' requirements customers, on all other utilities with which those subsidiaries are interconnected, on representatives of the SEC, the Federal Trade Commission and the Department of Justice, and on certain other persons as shown on the service list.

     C.   CLOSING DATE

     The Applicants intend to close on the merger as soon as possible after receipt of the last of the required regulatory approvals and in no event later than within the first quarter of 2002. They will advise the Commission of the closing date promptly upon its occurrence.

X.   CONCLUSION

     The Applicants jointly request the following:

     A.   FINDINGS

     The Merger will not have an adverse effect on competition, regulation or rates, and the Merger filing fulfills all applicable requirements for authorization of the Merger under Section 203 of the Federal Power Act and Part 33 of the Commission's Regulations.

     B.   REQUESTED COMMISSION ACTIONS

     The Applicants request the following actions:

     1. Approval of the Merger, to the full extent required by the FPA, of PEPCO and Conectiv and any other authorizations or approvals incidental thereto that may be required;

     2. Approval of the Merger on the Application and pleadings, without hearing;

     3. If a hearing is found to be necessary, institution of procedures (such as a paper hearing) that would permit the approval of the Merger to be granted as expeditiously as possible; and

     4. Waivers of any filing requirements or other regulations as the Commission may find necessary or appropriate to allow this Application to be accepted for filing and granted.

                                          Respectfully submitted,


By   /s/Carmen L. Gentile
         Peter K. Matt
         Gary D. Levenson

     Kirk J. Emge, Esquire                  Peter F. Clark, Esquire
     Vice President, Legal Services         Vice President, General Counsel
     Potomac Electric Power Company            and Secretary
     1900 Pennsylvania Avenue, N.W.         CONECTIV
     Washington, DC  20068                  800 North King Street
     Telephone:  202/872-3252               Wilmington, Delaware  19801
     Fax:  202/872-3281                     Telephone:  302/429-3069
     E-mail: kjemge@pepco.com               Fax:  302-429-3801
                                            E-mail: peter.clark@conectiv.com

     Allen C. Barringer, Esquire            Randall V. Griffin, Esquire
     Associate General Counsel              Assistant General Counsel
     Potomac Electric Power Company         Legal Department
     1900 Pennsylvania Avenue, N.W.         CONECTIV
     Room 814                               800 North King Street
     Washington, DC  20068                  Wilmington, Delaware  19801
     Telephone:  202/872-3489               Telephone:  302/429-3016
     Fax:  202/331-6767                     Fax:  302/429-3801
     E-mail:  abarringer@pepco.com          E-mail: randall.griffin@conectiv.com

     Carmen L. Gentile, Esquire
     Peter K. Matt, Esquire
     Gary D. Levenson, Esquire
     Bruder, Gentile & Marcoux, L.L.P.
     1100 New York Avenue, N.W.
     Suite 510 East
     Washington, DC  20005-3934
     Telephone:  202/783-1350
     Fax:  202/737-9117; 347-2644
     E-mail:  clgentile@brudergentile.com
              pkmatt@brudergentile.com

May 11, 2001